Exhibit 99.1

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Avista Corp. Reports Earnings for the Fourth Quarter and Fiscal Year 2006

SPOKANE, Wash. – Feb. 14, 2007, 4:05 a.m. PST: Avista Corp. (NYSE: AVA) today reported net income of $18.0 million, or $0.36 per diluted share, for the fourth quarter of 2006, as compared to $25.4 million, or $0.52 per diluted share, for the fourth quarter of 2005. For the year ended Dec. 31, 2006, Avista Corp.’s net income was $73.1 million, or $1.47 per diluted share, as compared to $45.2 million, or $0.92 per diluted share, for the year ended Dec. 31, 2005.

“We are pleased with our results for 2006. Earnings from our utility operations, the energy marketing and resource management business segment, and Advantage IQ all increased over 2005,” said Avista Chairman and Chief Executive Officer Gary G. Ely. “During December, we completed two significant financing transactions that will allow us to reduce our debt service costs and improve our capitalization ratios as part of the continuing process of improving our corporate financial health. We issued over 3 million shares of common stock and $150 million of First Mortgage Bonds.”

Results for the fourth quarter of 2006 and the year ended Dec. 31, 2006, as compared to the respective periods of 2005:

($ in thousands, except per-share data)	Q4 2006	Q4 2005	Year 2006	Year 2005
Operating Revenues	$426,714	$458,432	$1,506,311	$1,359,607
Income from Operations	$52,249	$59,811	$199,856	$152,024
Net Income	$18,029	$25,412	$73,133	$45,168
Net Income (Loss) by Business Segment:
Avista Utilities	$14,455	$16,889	$57,986	$52,479
Energy Marketing & Resource Management	$2,358	$8,253	$11,567	$(8,621)
Advantage IQ	$1,352	$922	$6,255	$3,922
Other	$(136)	$(652)	$(2,675)	$(2,612)
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.28	$0.34	$1.16	$1.07
Energy Marketing & Resource Management	$0.05	$0.17	$0.23	$(0.18)
Advantage IQ	$0.03	$0.02	$0.13	$0.08
Other	$—	$(0.01)	$(0.05)	$(0.05)
Total earnings per diluted share	$0.36	$0.52	$1.47	$0.92

Fourth Quarter and Fiscal Year 2006 Highlights

Avista Utilities: For the fourth quarter of 2006, utility net income decreased as compared to the fourth quarter of 2005. This was primarily due to a decrease in gross margin (operating revenues less resource costs) attributed to:

•	decreased use per customer (particularly natural gas) due to warmer weather,

•	a reserve recorded with respect to potential refunds for taxes collected in rates from our Oregon customers, and

•	income received in the fourth quarter of 2005 for the settlement of a claim related to the construction of Coyote Springs 2 representing the recovery of lost margin.

For the full year of 2006, utility net income increased as compared to 2005. This was primarily due to an increase in gross margin as a result of:

•	lower power supply costs under the Washington Energy Recovery Mechanism (ERM) due in part to improved hydroelectric generation,

•	the positive effects of the Jan. 1, 2006, Washington general rate increase, and

•	retail customer growth.

“We benefited from strong hydro generation that was 104 percent of normal during 2006. As a result, we recognized a $2.6 million benefit under the ERM during 2006 as compared to a $9.5 million expense recognized in 2005,” said Avista President and Chief Operating Officer Scott L. Morris. “This is the first time we have been on the positive side of the ERM for an annual period since its implementation in 2002.”

The increase in gross margin was partially offset by an increase in other operating expenses, taxes other than income taxes and interest expense.

During 2006, power and natural gas deferrals were reduced by $49.8 million, ending the year with deferred power costs of $79.5 million and deferred natural gas costs of $18.3 million.

Energy Marketing and Resource Management: The decrease in net income for the fourth quarter of 2006 as compared to the same period in 2005 was primarily due to the required accounting treatment for the management of natural gas inventory and recovery of unrealized losses in the fourth quarter of 2005. This had a significant positive effect on results from this segment for the fourth quarter of 2005.

Results for this segment were consistent with our expectations for 2006. The increase in net income for 2006 as compared to 2005 was primarily due to the improved results from natural gas trading activities and the continued execution of profitable transactions in power trading and other asset management and optimization activities.

The operations of our subsidiary, Avista Energy, are managed on an economic basis, reflecting contracts and assets under management at estimated market value, consistent with industry practices. This is different from the required accounting for certain contracts and physical assets under management, particularly the management of natural gas inventory and the control of the energy produced by a natural gas-fired generation plant through a power purchase agreement, as well as certain other agreements. As such, earnings from this segment are subject to variability caused by the difference between the estimated market value and the required accounting for these assets and contracts. These differences had an estimated:

•	$1.5 million (or $0.03 per diluted share) after-tax positive effect on reported results for the fourth quarter of 2006,

•	$12.0 million (or $0.24 per diluted share) after-tax positive effect on reported results for the fourth quarter of 2005,

•	$2.2 million (or $0.05 per diluted share) after-tax negative effect on reported results for fiscal year 2006, and

•	$0.4 million (or $0.01 per diluted share) after-tax positive effect on reported results for fiscal year 2005.

In December, Avista Energy expanded its agreement with Clark County Public Utility District for fuel, power and heat rate optimization services. This is part of Avista Energy’s successful business of optimizing generation assets owned by other entities.

Advantage IQ: The earnings improvement at Advantage IQ for the fourth quarter and fiscal year 2006 as compared to the same periods in 2005 was primarily due to an increase in operating revenues. This was a result of customer growth and an increase in interest earnings on funds held for customers. Revenues increased by 25 percent for 2006, as compared to 2005, and the dollar volume of bills processed increased by 16 percent. Advantage IQ has more than 370 clients representing about 200,000 billed sites in North America.

Advantage IQ is implementing certain strategic investments aimed at creating long-term savings that will increase operating and capitalized costs in the short-term. This could limit earnings growth in 2007 while enhancing the long-term profit potential for this business.

Other Business Segment: Earnings from the Other business segment were consistent with our expectations.

Liquidity and Capital Resources: Our total debt decreased $112.5 million during 2006 primarily due to:

•	the payment of a portion of maturing debt with operating cash flows and other sources of funds,

•	operating cash flows in excess of other funding requirements,

•	a decrease in the amount outstanding on our committed line of credit, and

•	the issuance of common stock with part of the funds used to repay short-term borrowings.

In December 2006, we issued $150.0 million of 5.70 percent First Mortgage Bonds to legally defease $150.0 million of debt that was scheduled to mature on Jan. 1, 2007. This will produce annual interest cost savings of $4 million. In addition, we also issued 3,162,500 shares of common stock through an underwriter and received net proceeds of $77.7 million.

Also, in December 2006, we entered into a sales agency agreement with a sales agent to issue up to 2 million shares of our common stock from time to time. To date, we have not issued any shares under this agreement. We plan to issue these shares over the next two years beginning in March 2007.

For 2007, we expect net cash flows from operating activities and our committed line of credit to provide adequate resources to fund:

•	capital expenditures,

•	maturing long-term debt and preferred stock,

•	dividends, and

•	other contractual commitments.

We are expecting utility capital expenditures of $180 million (including $10 million for advanced meter reading) for 2007, an increase from actual expenditures of $161 million for 2006.

Earnings Guidance and Outlook

For 2007, we confirm our guidance for consolidated earnings to be in the range of $1.40 to $1.55 per diluted share. We expect Avista Utilities to contribute in the range of $1.10 to $1.20 per diluted share for 2007. The outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation.

Our original consolidated and utility guidance issued in November 2006 assumed that the utility would receive a Washington rate increase in 2007. As our request for rate relief was dismissed by the Washington Utilities and Transportation Commission in December, we are not expecting to receive any significant rate adjustments in 2007. We also expect to absorb costs under the ERM deadband in 2007. As such, we are expecting to be at the lower end of the range for utility and consolidated earnings.

The 2007 outlook for our Energy Marketing and Resource Management segment is a contribution ranging from $0.20 to $0.30 per diluted share, excluding any positive or negative effects related to the required accounting for certain contracts and physical assets under management. We expect Advantage IQ to contribute in a range of $0.13 to $0.14 per diluted share and the Other business segment to lose less than $0.05 per diluted share.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 345,000 electric and 304,000 natural gas customers in three Western states. Our non-regulated subsidiaries include Advantage IQ and Avista Energy. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

NOTE: We will host a conference call on Feb. 14, 2007, at 10:30 a.m. EST to discuss this news release with financial analysts. Investors, news media and other interested parties may listen to the simultaneous webcast of this conference call. To register for the webcast, please go to www.avistacorp.com.

A replay of the conference call will be available through Wednesday, Feb. 21, 2007. Call (888) 286-8010, passcode 53968216 to listen to the replay. The webcast will be archived at www.avistacorp.com for one year.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, our current plans or objectives for future operations, future hydroelectric generation projections and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash needed to purchase electricity, natural gas for our retail customers and natural gas fuel for electric generation, and the value of surplus energy sold, as well as the market value of derivative assets and liabilities and unrealized gains and losses; volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2001 and 2002, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies concerning us or affecting directly or indirectly our operations; the potential effects of any legislation or administrative rulemaking passed into law; the potential impact of changes to electric transmission ownership, operation and governance, such as the formation of one or more regional transmission organizations or similar entities; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits with respect to present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, our customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in future economic conditions in our service territory and the United States in general, including inflation or deflation and monetary policy; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which we purchase and/or sell capacity or energy; changes in the creditworthiness of our customers and energy trading counterparties; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets with respect to our pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance premiums paid for our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology quickly obsolete; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; and changes in our strategic business plans and/or our subsidiaries, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Fourth Quarter		Year Ended December 31,
	2006	2005	2006	2005
Operating revenues	$426,714	$458,432	$1,506,311	$1,359,607

Operating expenses:
Resource costs	274,725	295,433	895,783	815,590
Other operating expenses	63,800	63,830	253,707	241,131
Depreciation and amortization	21,617	21,449	87,083	86,911
Utility taxes other than income taxes	14,323	17,909	69,882	68,044

Total operating expenses	374,465	398,621	1,306,455	1,211,676

Gain on sale of utility properties	—	—	—	4,093

Income from operations	52,249	59,811	199,856	152,024

Other income (expense):
Interest expense, net of capitalized interest	(23,136)	(22,733)	(93,233)	(91,025)
Other income—net	1,311	2,857	8,600	10,030

Total other income (expense)—net	(21,825)	(19,876)	(84,633)	(80,995)

Income before income taxes	30,424	39,935	115,223	71,029

Income taxes	12,395	14,523	42,090	25,861

Net income	$18,029	$25,412	$73,133	$45,168

Weighted-average common shares outstanding (thousands), basic	49,788	48,568	49,162	48,523

Weighted-average common shares outstanding (thousands), diluted	50,681	48,997	49,897	48,979

Total earnings per common share, basic	$0.36	$0.52	$1.49	$0.93

Total earnings per common share, diluted	$0.36	$0.52	$1.47	$0.92

Dividends paid per common share	$0.145	$0.140	$0.570	$0.545

Issued February 14, 2007

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	December 31, 2006	December 31, 2005
Assets

Cash and cash equivalents	$28,242	$25,917
Restricted cash	29,903	25,634
Accounts and notes receivable	286,150	502,947
Current energy commodity derivative assets	343,726	918,609
Other current assets	344,253	297,261
Total net utility property	2,215,037	2,126,417
Non-utility properties and investments-net	60,301	77,731
Non-current energy commodity derivative assets	313,300	511,280
Other property and investments-net	60,030	61,944
Regulatory assets for deferred income taxes	105,935	114,109
Regulatory assets for pensions and other postretirement benefits	54,192	—
Other regulatory assets	31,752	26,660
Non-current utility energy commodity derivative assets	25,575	46,731
Power and natural gas deferrals	97,792	147,622
Unamortized debt expense	46,554	48,522
Other deferred charges	13,766	17,110

Total Assets	$4,056,508	$4,948,494

Liabilities and Stockholders’ Equity

Accounts payable	$286,099	$511,427
Current energy commodity derivative liabilities	313,499	906,794
Current portion of long-term debt	26,605	39,524
Current portion of preferred stock (subject to mandatory redemption)	26,250	1,750
Short-term borrowings	4,000	63,494
Other current liabilities	288,756	206,899
Long-term debt	949,854	989,990
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	—	26,250
Non-current energy commodity derivative liabilities	309,990	488,644
Regulatory liability for utility plant retirement costs	197,712	186,635
Pensions and other postretirement benefits	100,033	64,092
Deferred income taxes	461,006	488,934
Other non-current liabilities and deferred credits	62,455	89,530

Total Liabilities	3,139,662	4,177,366

Common stock—net (52,514,326 and 48,593,139 outstanding shares)	715,620	620,598
Retained earnings and accumulated other comprehensive loss	201,226	150,530

Total Stockholders’ Equity	916,846	771,128

Total Liabilities and Stockholders’ Equity	$4,056,508	$4,948,494

Issued February 14, 2007

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Fourth Quarter		Year Ended December 31,
	2006	2005	2006	2005
Avista Utilities
Retail electric revenues	$147,197	$138,653	$554,136	$511,864
Retail kWh sales (in millions)	2,329	2,303	8,775	8,530
Retail electric customers at end of period	345,450	338,369	345,450	338,369

Wholesale electric revenues	$27,237	$50,692	$126,208	$151,429
Wholesale kWh sales (in millions)	302	549	2,117	2,508

Sales of fuel	$3,153	$8,709	$48,176	$41,831
Other electric revenues	$3,553	$6,056	$18,863	$17,988

Retail natural gas revenues	$148,991	$143,537	$416,010	$368,252
Wholesale natural gas revenues	$24,195	$31,028	$93,221	$58,074
Transportation and other natural gas revenues	$2,911	$2,899	$11,324	$11,879
Total therms delivered (in thousands)	195,190	188,528	629,906	562,307
Retail natural gas customers at end of period	304,586	297,277	304,586	297,277

Income from operations (pre-tax)	$46,434	$47,585	$177,345	$165,378
Net income	$14,455	$16,889	$57,986	$52,479

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$7,965	$16,415	$33,414	$2,016
Realized gross margin	$7,897	$19,411	$31,904	$40,142
Unrealized gross margin	$68	$(2,996)	$1,510	$(38,126)
Income (loss) from operations (pre-tax)	$3,605	$10,974	$13,239	$(18,267)
Net income (loss)	$2,358	$8,253	$11,567	$(8,621)
Electric sales (millions of kWhs)	5,396	6,923	25,943	28,377
Natural gas sales (thousands of dekatherms)	29,225	51,561	154,808	182,874

Advantage IQ
Revenues	$10,626	$8,605	$39,636	$31,748
Income from operations (pre-tax)	$2,261	$1,637	$10,479	$6,973
Net income	$1,352	$922	$6,255	$3,922

Other
Revenues	$4,869	$5,056	$21,186	$18,532
Loss from operations (pre-tax)	$(51)	$(385)	$(1,207)	$(2,060)
Net loss	$(136)	$(652)	$(2,675)	$(2,612)

Issued February 14, 2007